EXHIBIT 99.1

NEWS RELEASE DATED FEBRUARY 21, 1995



PENTAIR TO SELL CROSS POINTE TO NORANDA FOREST FOR
$200 MILLION

Sales Follows Announced Plans to Sell or Restructure
Pentair's Paper Businesses and to Focus on Expansion of Faster-Growing Industrial Businesses

ST. PAUL, MINNESOTA -- February 21, 1995 -- Pentair,
Inc. (NASDAQ/NMS:PNTA) today announced it has signed a definitive agreement to sell its Cross Pointe Paper
Corporation to Noranda Forest, Inc., Toronto, Canada, for approximately $200 million. Although the transaction is subject to Noranda Forest's due diligence investigations and government approval, it is expected to close in early April, 1995.

"Our decision to sell Cross Pointe is consistent with plans we announced in September 1994 to focus on the expansion and growth of our industrial businesses," said Winslow H. Buxton, Pentair chairman and Chief
Executive Officer. "As we move toward completion of the Cross Pointe sale, we continue to explore alternatives for our Niagara of Wisconsin Paper
Corporation and our 50 percent share of the Lake
Superior Paper Industries joint venture."

Buxton added: "This is a significant step toward focusing management attention and resources on the expansion of our industry-leading industrial businesses which, with additional acquisitions, will make Pentair a much stronger, more manageable and understandable company. We will also be better positioned to achieve with greater consistency the growth goals our shareholders expect."

Pentair's industrial products businesses represent
$1,261.7 million, or 77%, of the company's 1994 sales and $125.5 million, or 90%, of 1994 operating income.
These companies' sales have grown at an average annual rate of 23% over the last decade, while their combined operating income growth has averaged 27% annually over the same period.

Cross Pointe Paper Corporation is a leading manufacturer of premium uncoated text and cover and commercial printing and writing papers, including a wide range of recycled and chlorine-free papers. The company was formed in 1989 from the consolidation of Pentair's Flambeau Paper and Miami Paper, to which
Dayton Paper was recently added. Cross Pointe, which employs about 1,200 people at facilities in Minnesota, Wisconsin, Illinois and Ohio, reported net sales of $237 million in 1994.

"Cross Pointe is a strong business that has performed well for Pentair," Buxton said. "We believe the company will continue to grow and prosper under the ownership of Noranda Forest, an experienced paper company with broad resources. Furthermore, Noranda
Forest is both willing and able to uphold Pentair's commitments to Cross Pointe employees, suppliers and communities,"

Pentair is a St. Paul, Minnesota-based company with 1994 sales of $1.6 billion. The company comprises
10,000 employees in 11 domestic and international businesses. Products manufactured by Pentair businesses include electrical and electronics enclosures; woodworking equipment; power tools;
sporting ammunition; automotive service equipment;
industrial lubrication systems and material dispensing equipment; pumps; and paper.